ISSUER CALL SPREAD

Exhibit 10.1

July 22, 2005

Cheniere Energy, Inc.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Attention: Don A. Turkleson, Chief Financial Officer

Credit Suisse First Boston International

One Cabot Square

London E 14 4QJ

England

Dear Sirs:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and in the 2000 ISDA Definitions (the “Swap Definitions” and, together with the Equity Definitions, the “Definitions”) (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern, and between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.

This Confirmation shall supplement, form a part of, and be subject to an ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”), as if, on the Trade Date, the parties hereto had executed that Agreement (without any Schedule thereto) and specified that (1) the Automatic Early Termination provisions contained in Section 6(a) of such Agreement would apply, (2) Second Method and Loss would apply, (3) US Dollars (“$”) were the Termination Currency, and (4) Section 5(a)(v) of the Agreement would not apply to either party.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with New York law and each party hereby submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

In this Confirmation, “Party A” means Credit Suisse First Boston International, “Party B” means Cheniere Energy, Inc., and “Agent” means Credit Suisse First Boston, acting through its New York branch and solely in its capacity as agent for Party A and Party B.

ISSUER CALL SPREAD

2.	The particular terms relating to the option with the Strike Price set forth below (the “Lower Strike Option”) are as follows:

Lower Strike Option Style:	American

Lower Strike Option Seller:	Party A

Lower Strike Option Buyer:	Party B

Lower Strike Option Multiple Exercise:	Applicable; Minimum Number of Options equals zero and Maximum Number of Options equals the Number of Options.

Lower Strike Option Strike Price:	$35.42

The particular terms relating to the option with the Strike Price set forth below (the “Upper Strike Option”) are as follows:

Upper Strike Option Style:	European

Upper Strike Option Seller:	Party B

Upper Strike Option Buyer:	Party A

Upper Strike Option Multiple Exercise:	Inapplicable

Upper Strike Option Strike Price:	$70.00

The general terms relating to both the Lower Strike Option and Upper Strike Option are as follows:

Trade Date:	July 22, 2005

Option Type:	Call

Issuer:	Cheniere Energy, Inc.

Shares:	The shares of common stock of the Issuer, par value $0.003 per Share (Bloomberg ticker LNG, ISIN US16411R2085)

Number of Options:	8,469,780; subject to adjustment pursuant to the Notice of Adjustment set forth on Annex II hereto.

ISSUER CALL SPREAD

Option Entitlement:	One Share per Option

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Averaging:	Applicable.

Averaging Dates:	30 Exchange Business Days beginning on June 11, 2007; provided, however, in the case of an exercise prior to the Expiration Date of the Lower Strike Option, beginning on the Exercise Date of such Option.

Averaging Date Disruption:	Modified Postponement; provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Shares for which such day shall be the Averaging Date and shall designate the Scheduled Trading Day determined in the manner described in Section 6.7(c)(iii) of the Equity Definitions as the Averaging Date for the remaining Shares, and shall determine any Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Terms – Settlement Price” below. Such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Relevant Price:	VWAP Price

VWAP Price:	On any Averaging Date, the “Volume Weighted Average Price” per Share on such day, as displayed on Bloomberg Page “AQR” (or any successor thereto) for the Issuer with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such day, as determined by the Calculation Agent.

Net Premium (which for purposes of the Definitions will be the Premium):	$69,880,000; subject to adjustment pursuant to the Notice of Adjustment set forth on Annex II hereto.

ISSUER CALL SPREAD

Premium Payment Date:	July 27, 2005

Exchange:	American Stock Exchange

Clearance System:	DTC

Calculation Agent:	Party A. Upon becoming or being made aware of an error, the Calculation Agent shall promptly correct such error (but the Calculation Agent shall not be liable for any amounts other than the actual costs of such error).

Procedure for Exercise:

Expiration Time:	The close of trading on the Exchange

Expiration Date:	July 23, 2007

Automatic Exercise:	Applicable

Settlement Terms:

Cash Settlement:	Applicable, provided that Party B may elect, by notice in writing to Party A (given through the Agent) at least three (3) Exchange Business Days prior to first Averaging Date, that either or both of the Lower Strike Option and the Upper Strike Option shall be settled via (x) Physical Settlement or (y) Net Share Settlement.

Net Share Settlement:	Party A shall deliver to Party B, with respect to the Lower Strike Option, and Party B shall deliver to Party A, with respect to the Upper Strike Option, on the Cash Settlement Payment Date (through the Agent) a number of Shares, as determined by the Calculation Agent, having a value equal to the Option Cash Settlement Amount.

Cash Settlement Payment Date:	The third (3) Exchange Business Day following the last Averaging Date

Settlement Currency:	USD

Settlement Price:	If Cash Settlement or Net Share Settlement applies, then the arithmetic mean of the Relevant Prices on each Averaging Date.

Failure to Deliver:	Applicable

ISSUER CALL SPREAD

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events and Tender Offers:

(a) Share-for-Share:	Alternative Obligation; provided that notwithstanding the above, the Calculation Agent will determine in good faith if such Merger Event or Tender Offer adjustment, as applicable, affects the theoretical value of this Transaction and, if so, may in its reasonable discretion make the adjustments set forth in paragraph (A) under the definition of “Modified Calculation Agent Adjustment” in Section 12.2(e) (with respect to a Merger Event) or Section 12.3(d) of the Equity Definitions (with respect to a Tender Offer) to the terms of this Transaction to reflect the characteristics (including without limitation the volatility and liquidity) of the New Shares.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment; provided that Cancellation and Payment (Calculation Agent Determination) shall apply in the event that the Calculation Agent determines that no adjustments that it could make with respect to the Transaction to account for the Merger Event or Tender Offer, as applicable, would produce a commercially reasonable result.

Tender Offer:	Applicable

Delisting, Nationalization or Insolvency:	Cancellation and Payment (Calculation Agent Determination)

3.	If the transactions contemplated by the Purchase Agreement among Party B and Party A, dated as of July 22, 2005 (the “Purchase Agreement”) relating to the purchase of 2.25% Convertible Senior Notes due August 1, 2012 (the “Notes”) of Party B shall fail to close as a result of any breach by Party B of its obligations thereunder or as a result of any action, or failure to act, by Party B thereunder, in which case the entirety of this Transaction shall terminate automatically and Party B shall be the sole Affected Party and this Transaction shall be the sole Affected Transaction. If the transactions contemplated by the Purchase Agreement shall fail to close for any reason other than those set forth in the previous sentence, then the entirety of this Transaction shall terminate automatically and no payments shall be required hereunder. For purposes of determining Loss in relation to a termination under the first sentence of this Section 3, it shall be assumed that all conditions to the exercise of these Options have occurred.

ISSUER CALL SPREAD

4.	Additional Agreements, Representations and Covenants:

(a)	Party B hereby represents and warrants to Party A, on each day from the Trade Date to and including the business day following the date on which Party A is able to initially complete a hedge of its position created by this Transaction, that Party B has publicly disclosed all material information necessary for Party B to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).

(b)	Party A hereby agrees that from the Trade Date through the termination of the Averaging Period, it will:

(1)	use its reasonable efforts to not become an “affiliate” of Party B as such term is defined in Regulation 144(a)(1) under the Securities Act;

(2)	not vote any Shares, as to which it has the right to exercise a vote; and

(3)	not permit any director, officer, employee, agent or affiliate to serve as a member of the board of directors of Party B.

(c)	If Party B would be obligated to receive cash from Party A pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph (d)) to elect to receive Shares in satisfaction of such payment obligation, then Party B may elect that Party A deliver to Party B a number of Shares having a cash value equal to the amount of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner to determine the number of Shares that could be purchased over a reasonable period of time with the cash equivalent of such payment obligation). Settlement relating to any delivery of Shares pursuant to this paragraph (d) shall occur within a reasonable period of time.

(d)	Each party shall deliver to the other party an opinion or opinions of counsel with respect to the matters set forth on Annex 1 hereto.

(e)	The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF 00-19.

(f)	Party A agrees that in the event of the Bankruptcy of Party B, Party A shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Party B.

(g)	Optional Early Termination: At any time upon 10 Business Days’ notice, Party B may declare an Early Termination Date in respect of this Transaction with Party B being the sole Affected Party.

(h)	The parties hereby acknowledge that CSFB may hedge this Transaction from time to time through purchases and sales of shares and other hedging transactions. Any such hedging transactions shall be undertaken at CSFB’s sole discretion or expense (except in so far as is necessary to calculate Loss under the Agreement) and shall be for CSFB’s proprietary account. Amounts payable or receivable by Cheniere Energy, Inc. hereunder shall reflect the terms as set out in this Confirmation and the Agreement, and shall not necessarily reflect or be contingent upon the actual executions effected by CSFB.

ISSUER CALL SPREAD

(i)	Party A makes the following Payee Tax Representations.

(i) Party A is entering into each Transaction in the ordinary course of its trade as, and is, a recognized U.K. bank as defined in Section 840A of the U.K. Income and Corporation Taxes Act of 1988.

(ii) Party A has been approved as a Withholding Foreign Partnership by the U.S. Internal Revenue Service.

(iii) Party A’s Withholding Foreign Partnership Employer Identification Number is 98-0330001.

(iv) Party A is a partnership that agrees to comply with any withholding obligation under Section 1446 of the Internal Revenue Code.

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	Internal Revenue Service Form W-8IMY	Upon reasonable request

5.	Staggered Settlement:

If Party A determines reasonably and in good faith that the number of Shares required to be delivered to Party B hereunder on any Cash Settlement Payment Date would exceed 9.9% of all outstanding Shares, then Party A may, by notice to Party B on or prior to such Cash Settlement Payment Date (a “Nominal Settlement Date”), elect to deliver the Shares comprising the related Cash Settlement Amount (in the case of Net Share Settlement) on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)	in such notice, Party A will specify to Party B the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)	the aggregate number of Shares that Party A will deliver to Party B hereunder on all such Staggered Settlement Dates will equal the number of Shares that Party A would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Shares comprising the Cash Settlement Amount will be allocated among such Staggered Settlement Dates as specified by Party A in the notice referred to in clause (a) above.

Notwithstanding anything herein to the contrary, Party A shall be entitled to deliver Shares to Party B from time to time prior to the date on which Party A would be obligated to deliver them to Party B pursuant to the Net Share Settlement terms set forth above, and Party B agrees to credit all such early deliveries against Party A’s obligations hereunder in the direct order in which such obligations arise. No

ISSUER CALL SPREAD

such early delivery of Shares will accelerate or otherwise affect any of Party B’s obligations to Party A hereunder. To the extent Party A receives or is entitled to receive any distribution or payment in respect of Shares by reason of Party A’s being a holder of record of such Shares on any date after the Nominal Settlement Date which Party A would have delivered to Party B on such Nominal Settlement Date but for the provisions of this Section 5, Party A shall deliver such distribution or payment to Party B at the time Party A delivers the related Shares to Party B in accordance with this Section 5, if such distribution or payment has already been received by Party A at such time, or within a reasonable period of time following Party A’s receipt of the distribution or payment, if such distribution or payment has not already been received by Party A at the time Party A delivers the related Shares to Party B in accordance with this Section 5.

6.	Excess Share Ownership Provisions.

Notwithstanding any other provision hereof, Party A may not exercise the Upper Strike Option, and Automatic Exercise shall not apply with respect thereto, if the exercise of the Upper Strike Option would cause Party A to become, directly or indirectly, the beneficial owner of more than 9.9 percent of the class of the Issuer’s equity securities that is comprised of the Shares for purposes of Section 13 of the Securities Exchange Act of 1934, as amended (in such case, an “Excess Share Owner”).

Party A shall provide prior notice to Party B, through the Agent, if the exercise of the Upper Strike Option would cause Party A to become directly or indirectly, an Excess Share Owner; provided that the failure of Party A to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise in violation of such provisions shall be void and have no effect.

If Party A is not permitted to exercise the Upper Strike Option because such exercise would cause Party A to become, directly or indirectly, an Excess Share Owner and Party A thereafter disposes of Shares owned by it or any action is taken that would then permit Party A to exercise the Upper Strike Option without such exercise causing it to become, directly or indirectly, an Excess Share Owner, then Party A shall provide notice of the taking of such action to Party B, through the Agent, and the Upper Strike Option shall then become exercisable by Party A to the extent the Upper Strike Option is otherwise exercisable hereunder. In such event, the Expiration Date with respect to the Upper Strike Option shall be the date on which Party B receives such notice from Party A, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this Section 6; provided that the aggregate amounts of cash or Shares paid or delivered with respect to this Transaction shall not be affected by the provisions of this Section 6.

7.	Matters relating to the Agent:

(a)	Credit Suisse First Boston, New York branch, in its capacity as Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Party A and Party B, (iii) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (iv) unless otherwise requested by Party B, receiving, delivering, and safeguarding Party B’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

ISSUER CALL SPREAD

(b)	Agent is acting in connection with this Transaction solely in its capacity as Agent for Party A and Party B pursuant to instructions from Party A and Party B. Agent shall have no responsibility or personal liability to Party A or Party B arising from any failure by Party A or Party B to pay or perform any obligations hereunder, or to monitor or enforce compliance by Party A or Party B with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Party A and Party B agrees to proceed solely against the other to collect or recover any securities or monies owing to it by the other in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for any breach by it hereunder, its gross negligence or willful misconduct in performing its duties as Agent.

(c)	Any and all notices, demands, or communications of any kind relating to this Transaction between Party A and Party B shall be transmitted exclusively through Agent at the following address:

Credit Suisse First Boston, New York branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325-8175

Telephone No.: (212) 325-8678 / (212) 325-3213

For all other communications:

Facsimile No.: (212) 325-8173

Telephone No.: (212) 325-8676 / (212) 538-5306 /

(212) 538-1193 / (212) 538-6886

(d)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Party A and Party B upon written request.

(e)	The Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(f)	Party A and Party B each represents and agrees (i) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (ii) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

8.	Transfer:

(a)	Notwithstanding Section 7 of the Agreement, Party A may transfer its rights and obligations under this Transaction with the consent of Party B (such consent not to be unreasonably withheld).

(b)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS

ISSUER CALL SPREAD

PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. IN CONNECTION WITH ANY SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION, PARTY B MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO PARTY B THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

9.	Registration. Upon (i) the exercise of the Lower Strike Option prior to the Expiration Date and the reasonable determination of Party A after consulting with counsel that a Registration Statement is advisable in connection with this Transaction, or (ii) the exercise of the Upper Strike Option and the delivery of Shares by Party B to Party A:

(A) Party B will make available to Party A an effective registration statement (the “Registration Statement”) filed pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and such prospectuses as Party A may reasonably request to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Party A of such number of Shares as Party A shall reasonably specify, such Registration Statement to be effective and Prospectus to be current until the date specified by Party A (the “Registration Period”); and

(B) Party B will make the following representation on each day during the Registration Period:

“Party B represents that the Registration Statement, at the time the same became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; Party B represents the Prospectus (as the same may be supplemented from time to time) does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.”;

(C) Party B will enter into a Registration Rights Agreement with Party A in form and substance reasonably acceptable to Party A, which agreement will contain among other things, customary representations and warranties and indemnification and other rights relating to the registration of a number of Shares.

(D)Party B shall promptly pay to Party A a $0.05 per Share fee with all Shares delivered in connection with subparagraph (ii) above.

In the event that Party B fails to comply with any of the conditions set forth above, Party B shall promptly pay in cash or Shares an additional amount to Party A equal to an amount reasonably determined by Party A to cover its costs and losses in connection with such failure.

ISSUER CALL SPREAD

10.	Account Details:

Payments to Agent:	The Bank of New York Swift: IRVTUS3N A/C: Credit Suisse First Boston A/C#: 8900374179

Payments to Party A:	To be advised

Payments to Party B:	To be advised

Deliveries to Party B:	To be advised

Credit Suisse First Boston International is regulated by The Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party B (through the Agent) on request.

ISSUER CALL SPREAD

Please confirm that the foregoing correctly sets forth the terms of your agreement by signing and returning this Confirmation.

Yours faithfully, CREDIT SUISSE FIRST BOSTON, acting through its New York branch and solely in its capacity as Agent

By:	/s/ Sean T. Brady
Name:	Sean T. Brady
Title:	Managing Director

By:	/s/ S.D. Winnery
Name:	Steven Winnery
Title:	Managing Director

Confirmed as of the date first written above:

CHENIERE ENERGY, INC. (Party B)

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Senior Vice President, Chief Financial Officer
& Secretary

CREDIT SUISSE FIRST BOSTON INTERNATIONAL (Party A)

By:	/s/ Thomas Decker
Name:	Thomas Decker
Title:	Vice President—Operations

By:	/s/ Ricardo Harewood
Name:	Ricardo Harewood
Title:	Vice President—Operations

ISSUER CALL SPREAD

ANNEX I

Matters to be covered in Opinion of Counsel to the Issuer (the “Counterparty”)

1. The Counterparty is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The Counterparty has the requisite corporate power and authority to enter into the Issuer Call Spread (for purposes of this Annex 1, the “Agreement”) and to carry out the Transactions contemplated thereby.

3. The execution and delivery by the Counterparty of the Agreement, and the performance by the Counterparty of its obligations under the Agreement, have been duly authorized by all necessary corporate action on the part of the Counterparty.

4. The Agreement have been duly authorized, executed and delivered by the Counterparty and constitute the legal, valid and binding obligations of the Counterparty, enforceable against the Counterparty in accordance with their respective terms.

5. Other than as set forth in, or incorporated by reference into, the Final Offering Circular of the Counterparty relating to the offering of the Reference Notes, in the United States, there is not pending of threatened any action, suit, proceeding, inquiry or investigation, to which the Counterparty or any subsidiary is a party, or to which the property of the Counterparty or any subsidiary is subject, before or brought by any U.S. court or governmental agency or body, which could reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the Transactions or the performance by the Counterparty of its obligations thereunder.

6. No consent, approval or authorization of, or registration, filing or declaration with, any governmental or public body or authority is required in connection with the execution, delivery or performance by the Counterparty of the Agreement.

7. The execution, delivery and performance by the Counterparty of the Agreement and compliance by the Counterparty with the terms and provisions thereof will not, whether with or without the giving of notice or lapse of time or both, result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Counterparty or any subsidiary is bound or by which the Counterparty or any subsidiary or any of their respective properties may be bound or affected, or (B) any Delaware or federal law, statute, rule, regulation or order or any judgment, order, writ or decree of any governmental agency or body or any court having jurisdiction over the Counterparty or any of its properties.

8. Neither the Counterparty nor any subsidiary is an “investment company” or a company “controlled” by an “investment company”, in each case within the meanings ascribed to such terms in the Investment Company Act of 1940, as amended, nor is the Counterparty or any subsidiary subject to regulation under said Act.

ISSUER CALL SPREAD

Annex II

Notice of Adjustment

This Notice of Adjustment (“Notice of Adjustment”) dated as of [                    ], 2005 is entered into pursuant to the terms of the Confirmation entered into between Credit Suisse First Boston International (“Party A”) and Cheniere Energy, Inc. (“Party B”), through Credit Suisse First Boston, acting through its New York branch and solely in its capacity as agent for Party A and Party B (the “Agent”) on July 22, 2005. Capitalized terms used herein without definition shall have the same meanings given to such terms in the Confirmation.

The terms of the Transaction to which this Notice of Adjustment relates are as follows:

1)	The Number of Options shall be increased from 8,469,780 to [ ], proportional to the exercise of the overallottment option.

2)	The Net Premium shall be increased from USD 69,880,000 to [ ], proportional to the exercise of the overallottment option.

3)	The Confirmation, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Confirmation, except as such rights are expressly modified hereby.

4)	This Notice of Adjustment will be governed by and construed in accordance with New York law.

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ISSUER CALL SPREAD

Please confirm that the foregoing correctly sets forth the terms of your agreement by signing and returning this Notice of Adjustment.

Yours faithfully, CREDIT SUISSE FIRST BOSTON, acting through its New York branch and solely in its capacity as Agent

By:
Name:
Title:

By:
Name:
Title:

Confirmed as of the date first written above:

CHENIERE ENERGY, INC. (Party B)

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL (Party A)

By:
Name:
Title:

By:
Name:
Title: